Gryphon Gold Resource Model Update

January 11, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB): Gryphon today reported the results of the re-estimation of its gold resource model complaint with CIM Definition Standards for Mineral Resources and Mineral Reserves (2005), as required by NI 43-101.

The new independent estimate of the contained gold in the Borealis resource affirms the resource is substantially as Gryphon Gold had reported previously. These new resource estimates are based on drilling reported to March 2006 and do not include the successful results in the Graben deposit from March 2006 to date (reported April 20 & June 30, 2006). Silver is not reported as it is a marginal contributor to the overall valuation. The measured and indicated gold resource and inferred gold resource reported in the January 2007 Technical Report is as shown below.

Date	Measured			Indicated			Inferred
	Tonnes	Grade	Ozs of	Tonnes	Grade	Ozs of	Tonnes	Grade	Ozs of
	,000		Gold	,000		Gold	,000		Gold
January, 11, 2007	16,360	0.031	503,700	24,879	0.029	709,800	30,973	0.020	609,200

The updated technical report has been filed with Canadian securities regulatory agencies on SEDAR and is also available on the Company’s website at www.gryphongold.com. Mr. Alan C. Noble, P.E. of Ore Reserves Engineering, is the Qualified Person and principal author of the January 2007 NI 43-101 technical report. AMEC, a world leader in the provision of technical services, has reviewed the methods and assumptions used for the resource estimates reported in the January 2007 Technical Report.

AMEC is a leading project management and services company with more then 1,500 engineering and technical specialists working in over 80 countries in the world. Going forward AMEC will assume overall responsibility for the Company’s resource modeling, and will now undertake a CIM compliant resource estimate (in accordance with NI 43-101) of the successful Graben drill results from March 1, 2006 to date.

Drilling of the Company’s 2007 exploration program has commenced. An outline of the 2007 program will be published shortly.

 Gryphon Gold is a Nevada corporation in the business of exploring and developing gold resources in North America. Gryphon Gold's principal asset is the 27.5 square mile Borealis property located in the Walker Lane gold belt of western Nevada. At present the Company has 42 million shares outstanding with a cash balance of US$4.9 million as at December 31, 2006.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

This press release was reviewed by Mr. Alan C. Noble, P.E. of Ore Reserves Engineering and Dr. R.. Steininger of Gryphon Gold, both qualified persons as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statements reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles "Risk Factors and Uncertainties" in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

In this press release the Company uses the term "mineral resources" and its subcategories "measured", "indicated" and "inferred" mineral resources. Investors are advised that while such terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, issuers must not make any disclosure of results of an economic evaluation that includes inferred mineral resources, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is economically or legally mineable."